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COMPUTER MOTION, INC.

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INTUITIVE SURGICAL AND COMPUTER MOTION
ANNOUNCE MERGER AGREEMENT

     SUNNYVALE, Calif., March 7, 2003 – Intuitive Surgical (NASDAQ: ISRG) and Computer Motion (NASDAQ: RBOT) today announced they are merging into one company that combines their strengths in operative surgical robotics, telesurgery, and operating room integration, to better serve hospitals, doctors and patients.

     Under the terms of the definitive merger agreement, Computer Motion’s equity holders would receive 32 percent of the combined company on a fully diluted basis (including out-of-the-money options and warrants), and Intuitive’s equity holders would receive 68 percent. The merger agreement exchange ratio formula anticipates that each outstanding share of Computer Motion common stock would be converted into approximately 0.52 shares of Intuitive common stock. In the event that Computer Motion’s common stock trades at an average of less than $1.86 per share before the merger, the exchange ratio will be reduced, but shall in no event be less than approximately 0.48. (See attached table). Under the merger agreement, it is anticipated that Intuitive will issue an aggregate of approximately 15.39 million shares, on a net fully diluted basis, in exchange for all of Computer Motion’s outstanding common stock, preferred stock, options and warrants. The merger is subject to the approval of a majority of the shareholders of each company and is intended to be a tax-free reorganization. In addition, Intuitive may provide a bridge loan to Computer Motion to provide working capital for its operations through the closure period if necessary.

     “Both of our companies have made tremendous contributions to medicine by delivering less-invasive surgery with surgical robotics,” said Intuitive Surgical President and CEO Lonnie Smith. “By combining our highly complementary technology and talents, we believe we will be able to provide surgeons and hospitals with the best possible products and support to serve their patients’ needs in minimally invasive surgery. We believe both the da Vinci™ and ZEUS® surgical system platforms will play an important and complementary role in the future of our new company with each delivering unique benefits to our customers.”

     “Surgical robotics has delivered on its promise of making surgery less invasive, shortening recovery times and lessening the trauma for patients, while providing economic value for our hospital customers,” said Robert Duggan, Chairman and CEO of Computer Motion. “Separately, our companies wouldn’t be able to accomplish for patients and our shareholders what we will be able to accomplish together. By sharing our complementary technologies in networking, articulation, control and visualization, we believe we will significantly strengthen the surgical capabilities of both the da Vinci and ZEUS product platforms. We look forward to working as one team to enhance the care received by patients through less-invasive surgery.”

     The merger will also end a series of long-term patent disputes. “With these disputes behind us, we can focus the talent and energy of the combined organization on developing and growing the application of robotics to minimally invasive surgery; the significant benefits we bring to patients, surgeons, and medical centers throughout the world; and the operating efficiencies that the combination will deliver to the bottom line,” Mr. Smith concluded.

     “This is an important merger for Computer Motion. Eliminating intellectual property litigation and initiating technology sharing should have a positive impact on market value. In addition, this merger strengthens our organization’s financial and operational capabilities,” Mr. Duggan added.

     Intuitive’s da Vinci Surgical System is used by surgeons in more than 100 hospitals around the world and provides all the advantages of open surgery while simultaneously allowing the surgeon to work through small ports of minimally invasive surgery. Intuitive shipped 60 da Vinci Surgical Systems in 2002 and had total sales of $72 million.

     Computer Motion is a high-tech medical device company evolving surgical practices to enhance patient lives. Computer Motion plays a significant role in transitioning the surgical community from current open procedures to endoscopic procedures that are less painful and traumatic to the patient. Computer Motion’s products include the ZEUS® MicroWrist™ Robotic Surgical System for minimally invasive surgical procedures, and the HERMES® Control Center, a centralized system that enables the surgeon to voice control a network of “smart” medical devices. The AESOP® Robotic Endoscope Positioner is the first surgical robot to be made commercially available in the U.S. The company’s newest product, the SOCRATES™ Telecollaboration System, facilitates surgeon collaboration using video and audio conferencing, shared control of the endoscopic camera, and video annotation on the surgical image in the operating room.

     The merged company will be traded on NASDAQ under a symbol to be determined. Mr. Smith will serve as President and CEO and Mr. Duggan will serve as member of the Board of Directors. Mr. Darrin Uecker will join the new executive team as Vice President and Chief Technical Officer and will report to Dr. Gary Guthart, Senior

Vice President of Operations. The company will be headquartered in Sunnyvale, Calif., with operations in both Sunnyvale and Goleta, Calif.

     Intuitive Surgical and Computer Motion will host a joint conference call to discuss this merger today at 10:00 AM PST. The dial-in numbers for this call are 877-909-3508 for U.S. calls and 484-630-4228 for International calls. The passcode is ISRG and the leader is Lonnie Smith.

About Intuitive Surgical

The da Vinci™ Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite™ 3-D vision system, a patient-side cart consisting of three robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist™ Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its System enables surgeons to perform better surgery in a manner never before experienced. The da Vinci Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports. The company’s web site is www.intuitivesurgical.com

About Computer Motion

Computer Motion’s products include the ZEUS® Surgical System for minimally invasive surgical procedures, and the HERMES® Control Center, a centralized system that enables the surgeon to voice control a network of “smart” medical devices. The AESOP® Robotic Endoscope Positioner is the first surgical robot to be made commercially available in the U.S. The company’s newest product, the SOCRATES™ Telecollaboration System, facilitates surgeon collaboration using video and audio conferencing, shared control of the endoscopic camera, and video annotation on the surgical image in the operating room. The company’s products are CE-Marked for commercial sale in the European Community. The company’s Web site is www.ComputerMotion.com.

# # #

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Intuitive’s anticipated merger with Computer Motion. You can identify these forward-looking statements when you see us using words such as “intends,” “expects,” “anticipates,” “estimates” and other similar expressions. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially from those expressed or implied in any forward-looking statements as a result of the certain risks and uncertainties, including, without limitation, competition and market acceptance of products; ability to obtain regulatory approvals and third-party reimbursements; ability to raise additional capital; non-

consummation of the proposed merger; prior to the closing of the proposed merger, the businesses of Intuitive or Computer Motion suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies; and other factors described in the Securities and Exchange Commission reports filed by Intuitive and Computer Motion, including their most recent filings on Form 10-Q. Intuitive and Computer Motion undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Additional Information About the Merger and Where to Find It

In connection with Intuitive Surgical’s proposed merger with Computer Motion, Intuitive and Computer Motion intend to file with the SEC a joint proxy statement/prospectus and other relevant materials.

INVESTORS AND SECURITY HOLDERS OF INTUITIVE AND COMPUTER MOTION ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTUITIVE, COMPUTER MOTION AND THE MERGER.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Intuitive or Computer Motion with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Intuitive by directing a request to: Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086, Attn: Sarah Norton. Investors and security holders may obtain free copies of the documents filed with the SEC by Computer Motion by contacting Computer Motion, Inc., 130-B Cremona Drive, Goleta, CA 93117, Attn: Dan Tamkin.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Intuitive, Computer Motion and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Intuitive and Computer Motion in favor of the merger. Information about the executive officers and directors of Intuitive and their ownership of Intuitive common stock is set forth in the proxy statement for Intuitive’s 2002 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2002. Information about the executive officers and directors of Computer Motion and their ownership of Computer Motion common stock is set forth in the proxy statement for Computer Motion’s 2002 Annual Meeting of Shareholders, which was filed with the SEC on June 19, 2002. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Intuitive, Computer Motion and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

Anticipated Exchange Ratio

The number of shares of Intuitive common stock that each share of Computer Motion common stock will be converted into (the “Exchange Ratio”) will be determined based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion immediately prior to consummation of the merger. Computer Motion’s fully diluted share count may vary based upon the number of shares of common stock into which Computer Motion’s preferred stock will be convertible. This preferred stock conversion ratio will, in turn, vary inversely based upon the average Computer Motion stock price (the “Average Computer Motion Stock Price”) which will be determined based on closing bid prices for Computer Motion during a defined pricing period occurring prior to consummation of the merger.

The table below reflects the anticipated Exchange Ratio based on the number of fully diluted shares (excluding certain Computer Motion warrants expiring in 2003) currently outstanding for each of Intuitive Surgical and Computer Motion and a range of assumed Average Computer Motion Stock Prices.

Average
Computer Motion	Anticipated
Stock Price	Exchange Ratio

$1.86 and Higher	0.5214
1.85	0.5205
1.80	0.5171
1.75	0.5136
1.70	0.5100
1.65	0.5061
1.60	0.5022
1.55	0.4980
1.50	0.4936
1.45	0.4890
1.40	0.4842
$1.38 and Lower	0.4822